Exhibit 99.1

MetLife Announces Full Redemption of Series G Preferred Stock

Full Redemption of 3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G

NEW YORK, September 2, 2025 — MetLife, Inc. (NYSE: MET) today announced that it will redeem all outstanding shares of its 3.850% Fixed Rate Reset Non-Cumulative Preferred Stock, Series G, liquidation preference of $1,000 per share (“Series G Preferred Stock”), at a redemption price of $1,000 per share of Series G Preferred Stock. All outstanding shares of Series G Preferred Stock will be redeemed on the dividend payment date of September 15, 2025.

Regular dividends on the outstanding shares of Series G Preferred Stock of $19.250 per share will be paid separately on September 15, 2025, to holders of record as of the close of business on August 29, 2025, in the customary manner. Accordingly, the redemption price for Series G Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series G Preferred Stock will cease to accrue.

Series G Preferred Stock is held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for Series G Preferred Stock will be made by Computershare Trust Company, N.A., as redemption agent. The address for the redemption agent is as follows:

Computershare Trust Company, N.A.

150 Royall Street

Suite 101

Canton, MA 02021

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Contacts:

For Media: Jane Slusark 347-989-5477 Jane.Slusark@metlife.com	For Investors: John Hall 212-578-7888 John.A.Hall@metlife.com

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

The forward-looking statements in this news release, using words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.